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                                                                    Exhibit 99.1

For Immediate Release

FOR FURTHER INFORMATION
CONTACT:          Joan Singleton
                  La Petite Academy
                  (913) 345-1250
                  www.lapetite.com


                  La Petite Academy Announces New CEO/President


         OVERLAND PARK, KANSAS, (February 3, 2000) - La Petite Academy, Inc., a major provider of early childhood education, announced today that Judith A. Rogala has been named chief executive officer and president.

         Previously, Rogala was president of ARAMARK Uniform Services, a leading uniform company in manufacturing, providing uniforms and career apparel to more than 400,000 businesses. Her early career at Trans World Airlines led to her position as senior vice president at Federal Express, where she was responsible for staff and line operations encompassing 19,000. She handled worldwide hub operations, properties and facilities, logistics, publishing services and manufacturing, and systems engineering.

         In 1990, Rogala was recruited as president and chief executive officer of Flagship Express, a worldwide cargo airline company. From 1992 to 1994, she headed EQ, an environmental company based in Michigan. In 1994,


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Rogala joined Office Depot, Inc. as executive vice president to develop their business services division.

         A graduate of Roosevelt University, she holds a masters in business administration from the University of New Mexico. She is a member of the International Women's Forum and the Committee of 200. She is also a member of the board of directors of DSC Logistics and a former board member of Red Roof Inns and Butler Manufacturing.

         Founded in 1968, La Petite Academy, Inc. is a privately held company with more than 800 schools in 35 states and the District of Columbia serving approximately 90,000 children.

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